                          MATERIAL CHANGE REPORT UNDER

               SECTION 85 OF THE SECURITIES ACT (BRITISH COLUMBIA)
                   SECTION 146 OF THE SECURITIES ACT (ALBERTA)
              SECTION 84 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN)
                   SECTION 75 OF THE SECURITIES ACT (ONTARIO)
                 SECTION 81 OF THE SECURITIES ACT (NOVA SCOTIA)
              SECTION 76 OF THE SECURITIES ACT, 1990 (NEWFOUNDLAND)

ITEM 1.        REPORTING ISSUER

               Royal Group Technologies Limited (the "Company")
               1 Royal Gate Boulevard
               Vaughan, Ontario
               L4L 8Z7

ITEM 2.        DATE OF MATERIAL CHANGE

               The date of the material change herein reported is November 17, 2003.

ITEM 3.        PRESS RELEASE

               A press release disclosing the material change was issued on November 17, 2003 in Toronto, Ontario and disseminated across Canada by CCN Matthews.

ITEM 4.        SUMMARY OF MATERIAL CHANGE

               On November 17, 2003, the Company announced that Vic De Zen, Chairman and Co-Chief Executive Officer, is retiring from his position as Co-Chief Executive Officer as of December 18, 2003. Douglas Dunsmuir, the Company's President and Co-Chief Executive Officer will become Chief Executive Officer as of December 18, 2003. In addition to becoming Chief Executive Officer, Mr. Dunsmuir will remain President of the Company. Mr. De Zen will remain Chairman of the Company, but in a non-executive capacity.

ITEM 5.        FULL DESCRIPTION OF MATERIAL CHANGE

               Please see the press release attached hereto as Schedule "A".

ITEM 6.        CONFIDENTIAL REPORT

               Not applicable.

ITEM 7.        OMITTED INFORMATION

               No significant facts have been omitted from this report.

ITEM 8.        SENIOR OFFICER

               For further information, please contact:

               Mark Badger
               Vice President, Corporate Communications

               Tel: (905) 264-0701
               Fax: (905) 264-0702

ITEM 9.        STATEMENT OF SENIOR OFFICER

               The foregoing accurately discloses the material change referred to herein.



               DATED this 17th day of November, 2003 at Vaughan, Ontario.


                                       ROYAL GROUP TECHNOLOGIES LIMITED



                                       Per:  "Scott D. Bates"
                                             -----------------------------------
                                             Scott D. Bates
                                             General Counsel and
                                             Corporate Secretary

                                  SCHEDULE "A"


[ROYAL GROUP TECHNOLOGIES LOGO]

FOR: ROYAL GROUP TECHNOLOGIES LIMITED

TSX, NYSE SYMBOL: RYG

NOVEMBER 17, 2003
ROYAL GROUP ANNOUNCES VIC DE ZEN'S RETIREMENT

TORONTO, ONTARIO--Royal Group Technologies Limited (RYG: TSE, NYSE) announced today that Vic De Zen, Chairman and Co-Chief Executive Officer, is retiring from his position as Co-Chief Executive Officer as of December 18, 2003. Douglas Dunsmuir, Royal's President and Co-Chief Executive Officer will become Chief Executive Officer as of December 18, 2003. In addition to becoming Chief Executive Officer, Mr. Dunsmuir will remain President of the Group. Mr. De Zen will remain Chairman of Royal Group, but in a non-executive capacity.

Mr. De Zen reflected on his decision to retire saying he is "confident that Doug and his expanding management team will continue to build on Royal's position as a world leader in plastic building products industry". He added that he "is looking forward to spending more time with his family and friends" in his retirement. Mr. Dunsmuir commented on his new responsibilities and on Mr. De Zen's retirement saying that "it is an honor to lead the team that will harness the great opportunities flowing from the strong foundation Vic has created for Royal Group over his 33 years in the business".

Royal Group Technologies Limited is a manufacturer of innovative, polymer-based home improvement, consumer and construction products. The company has extensive vertical integration, with operations dedicated to provision of materials, machinery, tooling, real estate and transportation services to its plants producing finished products. Royal's manufacturing facilities are primarily located throughout North America, with international operations in South America, Europe and Asia. Additional investment information is available on Royal Group's web site at www.royalgrouptech.com under the "Investor Relations" section.

The information in this document contains certain forward-looking statements with respect to Royal Group Technologies Limited, its subsidiaries and affiliates. These statements are often, but not always made through the use of words or phrases such as "expect", "should continue", "continue", "believe", "anticipate", "estimate", "contemplate", "target", "plan", "budget", "may", "will", "schedule" and "intend" or similar formulations. By their nature, these forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant, known and unknown, business, economic, competitive and other risks, uncertainties and other factors affecting Royal specifically or its industry generally that could cause actual performance, achievements and financial results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include fluctuations in the level of renovation, remodeling and construction activity; changes in product costs and pricing; an inability to achieve or delays in achieving savings related to the cost reductions or revenues related to sales price increases; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring activities compared to the estimated costs of such actions; the ability to recruit and retain qualified employees; the level of outstanding debt and our current debt ratings; the ability to meet the financial covenants in our credit facilities; changes in product mix; the growth rate of the markets into which Royal's products are sold; market acceptance and demand for Royal's products; changes in availability or prices for raw materials; pricing pressures resulting from competition; difficulty in developing and introducing new products; failure to penetrate new markets effectively; the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks; difficulty in preserving proprietary technology; adverse resolution of litigation and administrative and intellectual property disputes; changes in environmental regulations; currency risk exposure and other risks described from time to time in publicly filed disclosure documents and securities commission reports of Royal Group Technologies Limited and its subsidiaries and affiliates. In view of these uncertainties we caution readers not to place undue reliance on these forward-looking statements. Statements made in this document are made as of November 17, 2003 and Royal disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.

-30-

FOR FURTHER INFORMATION PLEASE CONTACT:
MARK BADGER
VICE PRESIDENT, CORPORATE COMMUNICATIONS
(905) 264-0701
(905) 264-0702 (FAX)